Leatt Corp Announces Third Quarter 2019 Results

Reports Best Quarter in History of Company
Revenues increase12% to $9.6million; net income up 19% to $1.3 million

CAPE TOWN, South Africa, (November 12, 2019) – Leatt Corporation (OTCQB: LEAT), a leading developer and marketer of protective equipment and ancillary products for many forms of sports, especially extreme high-velocity sports, today announced financial results for the third quarter ending September 30, 2019. All financial numbers are in U.S. dollars.

Financial and Business Highlights

•	Revenues increased by 12 percent, to $9.6 million for the 2019 third quarter

•	Year-to-date global revenues of $21 million

•	Net income increased 19 percent, to $1.3 million for the 2019 third quarter

•	Other Products, Parts and Accessories category increased by 13 percent for the 2019 third quarter on continued strong demand for the new Velocity 6.5 line of goggles

Sean Macdonald, Chief Executive Officer said, “The third quarter of 2019 was an exceptional quarter for Leatt, and is in fact the strongest quarter ever reported in our company’s history. Global revenues were up 12 percent, to $9.6 million compared to last year’s third quarter, and net income was up 19 percent during the quarter, thanks to sales growth in every major product category. While overall neck braces contracted very slightly on a year-to-date basis, our flagship neck brace and our innovative new, award-winning 3.5 neck brace with advanced materials and manufacturing technology are both experiencing growing demand. Sales of our bullet proof 6.5 goggle continues to soar, exceeding our expectations. Helmet sales, which had been under pressure for most of the year, also strengthened. Helmet revenue was up 56 percent, fueled by sales of our innovative convertible DBX 3.0 and DBX 4.0 helmets for bicycle riders. Our entire team is encouraged by the results of the quarter which we believe are a testament to our ability to not only innovate, which has always been a Leatt hallmark, but also to execute our sales strategy and operate efficiently.”

Mr. Macdonald continued, “Body armor products, which include an array of upper body and limb protectors, have become an important part of our overall revenue growth stream, representing 48 percent of our sales. Our medically proven knee braces that address a wide range of price points and consumer preferences continue to be a key revenue driver that we are continuing to refine.

“For the first nine months of the year, revenues were up 11 percent, to $21 million, and net income was up 17 percent, to $1.4 million. Sales were up in every product category except for neck braces, which contracted very slightly, only 1 percent. Helmet sales were up 4 percent, body armor sales were up 10 percent, and our other products, parts and accessories category increased 45 percent during the period.”

Mr. Macdonald added, “The growing market acceptance of our newest, most innovative products has energized our entire team. The sales growth in such items as goggles, knee braces and helmets demonstrate once again that we can efficiently bring to the market protective gear that is scientifically proven, functionally exceptional and aesthetically in line with global consumer trends.”

Dr. Christopher Leatt, Chairman of the Board and Lead Research and Development Consultant, added, “Our research and engineering team continues to develop a pipeline of products and technologies that are truly innovative and medically proven, such as our patented 360 turbine technology designed to reduce brain injuries. We are confident that products incorporating this kind of advanced technology will continue to stimulate customer demand and provide strong growth engines for the company in the future.”

Financial Summary

Total revenues for the three-month period ended September 30, 2019 increased to $9.6 million, up 12 percent, compared to $8.6 million for the 2018 third quarter.

The increase in revenues for the 2019 third quarter was driven by a56 percent increase in helmet sales, a 13 percent increase in sales of other products, parts and accessories, an 11 percent increase in Neck brace sales, and a 5 percent increase in body armor sales. Neck brace sales continue to grow and generate a higher gross profit margin than our other product categories.

For the 2019 third quarter, gross profit was $4.5 million, or 47 percent of revenues, compared to $4.01 million, or 47 percent of revenues, for the 2018 third quarter. Third quarter income from operations rose 19% to $1.8 million compared to $1.5 million for the third quarter of 2018. Net income for the 2019 third quarter rose 19 percent, to $1.3 million or $0.25 per basic share, compared to $1.1 million, or $0.21 per basic share, for the same 2018 period.

During the quarter, Leatt continued to meet its working capital needs from cash on hand and internally generated cash flow from operations. At September 30, 2019, the Company had cash and cash equivalents of $1.9 million, a current ratio of 2:1, and there was no long-term debt.

Business Outlook

Mr. Macdonald said, “We are pleased by this record-breaking quarter and what it means for the future of our company. These results prove that our strategy of building a pipeline of exceptional protective gear in multiple categories can fuel revenue growth which we expect to continue in the future. Our design team is making use of advanced manufacturing technology and efficient materials to design and deliver products at exceptional value to a wide range of consumers globally. Our customers are enthusiastic about our 2020 product offering that started shipping during the third quarter and will continue through the fourth quarter and beyond.

“On an operational level, we are starting to see the benefits of our ability to operate efficiently, as evidenced by third quarter revenue increasing by more than $1 million or 12 percent, while our operating expenses increased by $200,000 or 9 percent. Salaries and wages increased 17 percent on a year to date basis, as we continue to build our in-house team of sales and e-commerce professionals in the United States and abroad. This investment is absolutely key as we grow our product categories, and work to improve distribution and grow into new consumer areas.

“Finally, we’d like to thank our Leatt family–our dedicated employees, business partners and team riders—for their continued strong efforts and support in making Leatt the success that it has become. The year 2019 is lining up to be yet another groundbreaking year for our Company in terms of product category, revenue and profitability. We believe that the Leatt brand will continue to gain traction as we design and engineer new products, invest in aspirational marketing campaigns and sponsor teams of athletes globally.”

Conference Call

The Company will host a conference call at 10:00 am ET on Tuesday, November 12, 2019, to discuss the 2019 third quarter results.

Participants should dial in to the call ten minutes before the scheduled time, using the following numbers: 1-888-348-8777 (U.S.A) or +1-412-902-4245 (international) to access the call.

Audio Webcast

There will also be a simultaneous live webcast through the Company’s website, www.leatt-corp.com. Participants should register on the website approximately ten minutes prior to the start of the webcast.

Replay

An audio replay of the conference call will be available for seven days and can be accessed by dialing 1-844-512-2921 (U.S.A) or +1-412-317-6671 (international) and using passcode 10136620.

For those unable to attend the call, a recording of the live webcast, will be archived shortly following the event for 30 days on the Company’s website.

About Leatt Corp

Leatt Corporation develops personal protective equipment and ancillary products for all forms of sports, especially extreme motor sports. The Leatt-Brace® is an award-winning neck brace system considered the gold standard for neck protection for anyone wearing a crash helmet as a form of protection. It was designed for participants in extreme sports or riding motorcycles, bicycles, mountain bicycles, all-terrain vehicles, snowmobiles and other vehicles. For more information, visit www.leatt.com.

Follow Leatt® on Facebook, Instagram, and Twitter.

Forward-looking Statements:

This press release may contain forward-looking statements regarding Leatt Corporation (the “Company”) within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact included herein are "forward-looking statements" including statements regarding: the continued impact of the Company's new protective gear, including its helmets and goggles, on the Company's results of operation; the likelihood that the Company will continue to expand its product lines with technologically innovative products and to benefit from global market acceptance; the financial outlook of the Company; the general ability of the Company to achieve its commercial objectives, including the Company’s ability to rollout a new product in the second half of 2019; the business strategy, plans and objectives of the Company and its subsidiaries, including its ongoing strategy to diversify and extend its product line into new sports and markets; and any other statements of non-historical information. These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects," "anticipates," "seeks," “should,” “could,” "intends," or "projects" or similar expressions, and involve known and unknown risks and uncertainties. These statements are based upon the Company's current expectations and speak only as of the date hereof. Any indication of the merits of a claim does not necessarily mean the claim will prevail at trial or otherwise. Financial performance in one period does not necessarily mean continued or better performance in the future. The Company's actual results in any endeavor may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, which factors or uncertainties may be beyond our ability to foresee or control. Other risk factors include the status of the Company’s common stock as a “penny stock” and those listed in other reports posted on The OTC Markets Group, Inc.

Contact:

Michael Mason
Investor Relations
Investor-info@leatt.com
(917)-841-8371

     LEATT CORPORATION
CONSOLIDATED BALANCE SHEETS

ASSETS
	September 30, 2019	December 31, 2018
	Unaudited	Audited
Current Assets
Cash and cash equivalents	$1,906,612	$1,709,900
Short-term investments	58,236	58,232
Accounts receivable	5,828,054	2,049,331
Inventory	6,967,980	4,815,215
Payments in advance	473,380	473,286
Prepaid expenses and other current assets	1,025,954	1,247,233
Total current assets	16,260,216	10,353,197

Property and equipment, net	2,338,426	2,317,490
Operating lease right-of-use assets, net	369,608	-

Other Assets
Deposits	26,167	25,380
Intangible assets	38,642	40,466
Total other assets	64,809	65,846

Total Assets	$19,033,059	$12,736,533
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Note Payable to Bank	$350,000	$-
Accounts payable and accrued expenses	6,930,930	2,779,182
Operating lease liability, current	169,478	-
Income tax payable	429,072	70,258
Short term loan, net of finance charges	73,109	582,128
Total current liabilities	7,952,589	3,431,568

Deferred tax liabilities, net	170,900	170,900
Deferred Compensation	140,000	80,000
Operating lease liability, net of current portion	200,130	-

Commitments and contingencies
Stockholders' Equity
Preferred stock, $.001 par value, 1,120,000 shares
authorized, 120,000 shares issued and outstanding	3,000	3,000
Common stock, $.001 par value, 28,000,000 shares
authorized, 5,386,723 and 5,370,028 shares issued
and outstanding	130,068	130,053
Additional paid - in capital	8,049,354	7,868,119
Accumulated other comprehensive loss	(678,894)	(609,303)
Retained earnings	3,065,912	1662,196
Total stockholders' equity	10,569,440	9,054,065

Total Liabilities and Stockholders' Equity	$19,033,059	$12,736,533

LEATT CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

	Three Months Ended September 30		Nine Months Ended September 30
	2019	2018	2019	2018
	Unaudited	Unaudited	Unaudited	Unaudited

Revenues	$9,649,335	$8,579,507	$21,017,329	$18,877,912

Cost of Revenues	5,152,688	4,574,205	11,027,944	9,760,962

Gross Profit	4,496,647	4,005,302	9,989,385	9,116,950

Product Royalty Income	17,360	8,094	33,056	28,205

Operating Expenses
Salaries and wages	739,366	588,242	2,330,006	1,983,557
Commissions and consulting expenses	104,608	124,501	263,168	383,415
Professional fees	133,480	163,687	518,017	461,145
Advertising and marketing	520,633	534,817	1,556,515	1,497,429
Office lease and expenses	71,725	69,400	210,263	211,159
Research and development costs	357,258	357,177	1,063,573	1,059,369
Bad debt expense	148,685	635	158,184	21,107
General and administrative expenses	485,054	521,052	1,473,708	1,410,768
Depreciation	191,712	174,490	569,707	502,265
Total operating expenses	2,752,521	2,534,001	8,143,141	7,530,214

Income from Operations	1,761,486	1,479,395	1,879,300	1,614,941

Other Expenses
Interest and other expenses, net	(449)	(2,393)	(4,042)	(8,320)
Total other expenses	(449)	(2,393)	(4,042)	(8,320)

Income Before Income Taxes	1,761,037	1,477,002	1,875,258	1,606,621

Income Taxes	440,259	370,658	471,542	408,913

Net Income Available to Common Shareholders	$1,320,778	$1,106,344	$1,403,716	$1,197,708

Net Income per Common Share
Basic	$0.25	$0.21	$0.26	$0.22
Diluted	$0.24	$0.20	$0.25	$0.22

Weighted Average Number of Common Shares
Outstanding
Basic	5,386,723	5,366,382	5,384,753	5,366,382
Diluted	5,532,275	5,504,664	5,530,304	5,504,664

Comprehensive Income
Net Income	$1,320,778	$1,106,344	$1,403,716	$1,197,708
Other comprehensive income, net of $0 and $0
deferred
income taxes in 2019 and 2018
Foreign currency translation	(102,756)	(6,018)	(69,591)	(122,328)

Total Comprehensive Income	$1,218,022	$1,100,326	$1,334,125	$1,075,380